 EXHIBIT 99.1

For Immediate Release

June 26, 2013

For more information:

Rex S. Schuette

Chief Financial Officer

706-781-2265

rex_schuette@ucbi.com

United Community Banks, inc. ANNOUNCES

SALE OF CLASSIFIED Assets AND

rEVERSAL OF DEFERRED tax asset valuation Allowance

Blairsville, Ga – June 26, 2013 – United Community Banks, Inc. (TICKER: UCBI) announced today the completion of an accelerated disposition of classified assets with a carrying amount of approximately $171 million and the reversal of approximately $266 million of its deferred tax asset (“DTA”) valuation allowance. As a result, net income for the second quarter of 2013 will be increased by approximately $220 million, or $3.78 per share.

The DTA valuation allowance recovery is the result of United’s sustained profitability and improving credit quality that has led to significantly lower credit costs. United will reverse $266 million of the total $271 million DTA valuation allowance, leaving approximately $5 million related to certain short-term tax credits. The DTA will be used in future periods to reduce income tax payments.

“The classified assets sold this quarter included performing classified loans, non-performing loans and foreclosed properties of which, a significant portion were in a bulk sale,” said United Community Banks’ President and Chief Executive Officer Jimmy Tallent. “The sale accelerates the improvement in our credit quality and financial performance and improves our regulatory standing while lowering our classified assets ratio (classified assets to Tier 1 Capital plus allowance for loan losses) to below 30 percent.

“United’s credit measures have steadily improved since the credit crisis and will advance even further, following the accelerated disposition of classified assets this quarter,” stated Tallent. “Non-performing loan inflows, charge-offs, loan loss provisions and foreclosure costs are expected to be significantly lower with the removal of a large portion of our classified assets from the balance sheet. The accelerated disposition has also substantially improved our classified asset ratio to approximately 26 percent from 49 percent at March 31, 2013, while lowering expected non-performing assets to approximately $30 million and performing classified loans to $170 million at quarter-end.

“Net charge-offs for the second quarter, driven by the accelerated disposition of classified assets, are expected to be approximately $71 million. We expect the provision for loan losses to be approximately $47 million, which will lower earnings by $31 million after-tax, or 53 cents per share,” commented Tallent. “Additionally, net income will include a $251 million tax credit, or $4.31 per share, relating to the recovery of our DTA valuation allowance. The effect of the two events will increase net income for the second quarter of 2013 by approximately $220 million, or $3.78 per share. Additionally, tangible book value is expected to increase by a slightly higher amount, or $4.00 per share, due to other deferred tax related adjustments.

“The sale of classified assets and recovery of the DTA valuation allowance are important initiatives that will enhance United Community Banks’ sustained profitability and further opportunities for long-term success,” concluded Tallent. “The lower expected credit costs coupled with continuing to execute on other parts of our strategic plan will accelerate our ability to attain a key performance goal of one percent return on assets. Meanwhile, our steadfast team of United employees is driving this company forward with their customary determination and commitment to service.”

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks, Inc. is the third-largest bank holding company in Georgia. United has assets of $6.8 billion and operates 103 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina, east Tennessee and northwest South Carolina. United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s website at www.ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its 2012 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.